PERFORMANCE -- CUMULATIVE RETURN SINCE INCEPTION
                              THROUGH JUNE 30, 1997
                          All assuming no sales charges


Portfolio             Inception       T       ERV       P          N
----------------------------------------------------------------------
Class A

International Equity    2/3/97      13.10%    1131     1000       0.42
Value Equity            2/3/97      10.60%    1106     1000       0.42

Class B

International Equity    2/3/97      12.90%    1129     1000       0.42
Value Equity            2/3/97      10.30%    1103     1000       0.42

Class C

International Equity    2/3/97      12.90%    1129     1000       0.42
Value Equity            2/3/97      10.30%    1103     1000       0.42










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